Exhibit 99.1

PENN TREATY INSURANCE SUBSIDIARIES ENTER REHABILITATION

Allentown, PA – January 8, 2009 – Penn Treaty American Corporation (OTC: PTYA.PK) (“the Company”) today announced that two of its insurance subsidiaries, Penn Treaty Network America (“PTNA”) and American Network Insurance Company (“ANIC”) entered rehabilitation under orders issued by the Pennsylvania Commonwealth Court (“the Orders”), effective January 6, 2009.

Under the Orders, PTNA and ANIC are placed under the statutory control of the Pennsylvania Insurance Department (“the Department”). The Orders also grant the Insurance Commissioner direct authority to preserve the insurers’ assets and oversee their current financial situation and operations, while continuing to pay policyholder claims. Both insurers remain under the ownership of Penn Treaty American Corporation.

As announced in October 2008, Penn Treaty American Corporation agreed that PTNA and ANIC would voluntarily enter rehabilitation if the Company was unsuccessful in its efforts to enter into a transaction prior to January 1, 2009, that provided its insurance subsidiaries with adequate capitalization. The Company announced in December 2008, that it had received a non-binding letter of intent for the sale of ANIC and substantially all of its long-term care insurance policies issued after January 1, 2002. The Company is continuing the due diligence process for the proposed transaction, but believes that proceeds realized from the transaction will be insufficient to fully capitalize PTNA’s immediate capital needs. As a result, the Company agreed to the entrance of the Orders as previously committed.

Certain statements made by the Company in this press release may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations, including, but not limited to, its ability to complete the proposed transaction for the sale of ANIC and certain long-term care insurance policies and the results of the rehabilitation. For additional information and risks related to the Company, please refer to its reports filed with the Securities and Exchange Commission.

Source: Penn Treaty American Corporation

Contact: Cameron Waite, Executive VP, Strategic Operations

800.222.3469

cwaite@penntreaty.com